FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 24, 2017	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2017;
INCREASES QUARTERLY DIVIDEND BY 10%, TO $0.11 PER COMMON SHARE;
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, JULY 25, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common stockholders for the fourth quarter of fiscal 2017 of $3.7 million, an increase of $31,000, or 0.8%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, as well as reductions in provision for loan losses and provision for income taxes, partially offset by an increase in noninterest expense. Preliminary net income available to common stockholders was $.49 per fully diluted common share for the fourth quarter of fiscal 2017, equal to the $.49 per fully diluted common share reported for the same period of the prior fiscal year. Fourth quarter earnings were impacted by a number of one-time charges, including costs incurred due to the June 2017 acquisition of Tammcorp, Inc., and its subsidiary, Capaha Bank (the "Capaha Acquisition"). For fiscal 2017, preliminary net income available to common stockholders was reported at $15.6 million, an increase of $789,000, or 5.3%, as compared to the prior fiscal year. Per fully-diluted common share, preliminary net income available to common stockholders was $2.07 for fiscal 2017, an increase of $.09, or 4.5%, as compared to the prior fiscal year.

Highlights for the fourth quarter of fiscal 2017:

•
Earnings per common share (diluted) were $.49, unchanged as compared to the same quarter a year ago, and down $.04, or 7.5%, as compared to the $.53 earned in the third quarter of fiscal 2017, the linked quarter.

•
Annualized return on average assets was 0.97%, while annualized return on average common equity was 10.5%, as compared to 1.07% and 11.9%, respectively, in the same quarter a year ago, and 1.07% and 11.9%, respectively, in the third quarter of fiscal 2017, the linked quarter.

•
Net loan growth for the fourth quarter of fiscal 2017 was $171.8 million, as the Capaha Acquisition contributed $152.2 million in new loans. Net loans were up $262.3 million for the fiscal year, an increase of 23.1%. Deposit growth was $183.1 million for the fourth quarter, as the Capaha Acquisition contributed $166.8 million in new deposits. Deposits were up $334.9 million for the fiscal year, or 29.9%.

•
Net interest margin for the fourth quarter of fiscal 2017 was 3.82%, up from the 3.73% reported for the year ago period, and up from 3.64% for the third quarter of fiscal 2017, the linked quarter. Increased discount accretion on acquired loans and recognition of interest income on paid off loans which had been on nonaccrual status contributed to the increase in margin compared to both the year ago and linked quarter periods.

•
Noninterest income (excluding available-for-sale securities gains) was up 11.8% for the fourth quarter of fiscal 2017, compared to the year ago period, and down 1.3% from the third quarter of fiscal 2017, the linked quarter. The linked quarter included non-recurring benefits of $343,000, with no comparable benefits in the current period.

•
Noninterest expense was up 30.8% for the fourth quarter of fiscal 2017, compared to the year ago period, and up 13.2% from the third quarter of fiscal 2017, the linked quarter. The current quarter's results included charges of $536,000 attributable to merger and acquisition activity, with no comparable charges in the year ago period, and $73,000 in comparable charges in the linked quarter. Additionally, the Company recognized impairments in the value of fixed assets totaling $329,000 as a result of the May flooding of its Doniphan, Missouri, location, and recognized an elevated level of expenses related to foreclosed and repossessed property.

•	Nonperforming assets were $6.3 million, or 0.37% of total assets, at June 30, 2017, as compared to $6.5 million, or 0.44% of total assets, at March 31, 2017.

Dividend Declared:

The Board of Directors, on July 21, 2017, declared a quarterly cash dividend on common stock of $0.11, payable August 31, 2017, to stockholders of record at the close of business on August 15, 2017, marking the 93rd consecutive quarterly dividend since the inception of the Company, and representing an increase of 10% over the quarterly dividend paid previously. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 25, 2017, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through August 7, 2017. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10111013. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2017, with total assets of $1.7 billion at June 30, 2017, reflecting an increase of $303.8 million, or 21.6%, as compared to June 30, 2016. Balance sheet growth was funded through deposit growth, and was due in large part to the Capaha Acquisition.

Available-for-sale ("AFS") securities were $144.4 million at June 30, 2017, an increase of $15.2 million, or 11.8%, as compared to June 30, 2016. The increase was attributable primarily to the Capaha Acquisition, which included securities balances totaling $9.9 million. Cash equivalents and time deposits were $31.5 million, an increase of $8.2 million, or 35.5%, as compared to June 30, 2016.

Loans, net of the allowance for loan losses, were $1.4 billion at June 30, 2017, an increase of $262.3 million, or 23.1%, as compared to June 30, 2016. The increase was attributable primarily to the Capaha Acquisition, which included loan balances totaling $152.2 million, at fair value. Inclusive of the acquisition, loan growth was noted in commercial real estate loans, residential real estate loans, and commercial loans. Loans anticipated to fund in the next 90 days stood at $80.7 million at June 30, 2017, as compared to $43.0 million at March 31, 2017, and $55.9 million at June 30, 2016.

Nonperforming loans were $3.2 million, or 0.23% of gross loans, at June 30, 2017, as compared to $5.7 million, or 0.50% of gross loans, at June 30, 2016. The decrease was attributable primarily to the restoration to accrual status of several purchased credit-impaired loans which have performed according to terms for a reasonable period and for which collateral analysis indicates the Company can be reasonably assured of collection of all principal and interest due, net of any purchase accounting adjustments. Nonperforming assets were $6.3 million, or 0.37% of total assets, at June 30, 2017, as compared to $9.0 million, or 0.64% of total assets, at June 30, 2016. The decrease in nonperforming assets primarily reflected the decrease in nonperforming loans. Our allowance for loan losses at June 30, 2017, totaled $15.5 million, representing 1.10% of gross loans and 482% of nonperforming loans, as compared to $13.8 million, or 1.20% of gross loans, and 244% of nonperforming loans, at June 30, 2016. The allowance as a percentage of gross loans declined due to the Capaha Acquisition, as acquired loans are carried at fair value. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at June 30, 2017, is adequate, based on that measurement.

Total liabilities were $1.5 billion at June 30, 2017, an increase of $256.7 million, or 20.1%, as compared to June 30, 2016.

Deposits were $1.5 billion at June 30, 2017, an increase of $334.9 million, or 29.9%, as compared to June 30, 2016. The increase was attributable primarily to the Capaha Acquisition, which included deposit balances totaling $166.8 million. Inclusive of the acquisition, deposit growth was comprised primarily of certificates of deposit, interest-bearing transaction accounts, and noninterest-bearing transaction accounts. Specifically, the Company's public unit deposits have increased $45.8 million since June 30, 2016 (with $12.5 million of this growth attributable to the Capaha Acquisition). Brokered certificates of deposit increased $68.0 million (with $18.3 million of this growth attributable the Capaha Acquisition), and brokered nonmaturity deposits increased $8.0 million since June 30, 2016. Our discussion of brokered deposits excludes those brokered deposits originated through reciprocal arrangements, as our reciprocal brokered deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. The average loan-to-deposit ratio for the fourth quarter of fiscal 2017 was 97.7%, as compared to 100.2% for the same period of the prior fiscal year.

FHLB advances were $43.6 million at June 30, 2017, a decrease of $66.6 million, or 60.4%, as compared to June 30, 2016, as the Company prepaid $16.5 million in term advances during the first quarter of fiscal 2017, and decreased overnight funding. The decrease in FHLB advances was attributable to the increase in deposit balances, including brokered funding and public unit deposits, partially offset by loan demand. Securities sold under agreements to repurchase totaled $10.2 million at June 30, 2017, a decrease of $16.9 million, or 62.3%, as compared to June 30, 2016. The decrease was attributable to several large public unit customers migrating from this product to a reciprocal brokered deposit arrangement. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $173.1 million at June 30, 2017, an increase of $47.1 million, or 37.4%, as compared to June 30, 2016. The increase was attributable to the "at-the-market" offering of the Company's common shares which was conducted in June 2017, the issuance of common shares in the Capaha Acquisition, and retention of net income, partially offset by payment of dividends on common stock and a decrease in accumulated other comprehensive income.

Income Statement Summary:

The Company's net interest income for the three-month period ended June 30, 2017, was $13.5 million, an increase of $1.7 million, or 14.4%, as compared to the same period of the prior fiscal year. The increase was attributable to an 11.6% increase in the average balance of interest-earning assets, combined with an increase in net interest margin to 3.82% in the current three-month period, as compared to 3.73% in the three-month period ended June 30, 2016.

Accretion of fair value discount on acquired loans and amortization of fair value premiums on assumed time deposits related to the Company's acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks in August 2014 (the "Peoples Acquisition"), decreased to $409,000 for the three-month period ended June 30, 2017, as compared to $416,000 for the same period of the prior fiscal year. This component of net interest income contributed twelve basis points to net interest margin in the three-month period ended June 30, 2017, as compared to a contribution of 13 basis points for the same period of the prior fiscal year. For the linked quarter, ended March 31, 2017, discount accretion on loans and premium amortization on time deposits related to the Peoples Acquisition amounted to $216,000, contributing six basis points to net interest margin. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay, however, the Company experienced an increase in the quarter ended June 30, 2017, as the result of a larger amount of payments received on loans acquired and recorded at a carrying value less than the principal repaid.

Additionally, in the three-month period ended June 30, 2017, the Company recognized $284,000 in interest income as a result of the repayment in full of loans which had been restored to accrual status during the quarter ended March 31, 2017.

The provision for loan losses for the three-month period ended June 30, 2017, was $383,000, as compared to $817,000 in the same period of the prior fiscal year. Decreased provisioning was attributed to the reduction in nonperforming loans and net charge offs. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.12% (annualized), while the Company recorded net charge offs during the period of 0.01% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of 0.29% (annualized), while the Company recorded net charge offs of 0.26% (annualized).

The Company's noninterest income for the three-month period ended June 30, 2017, was $2.9 million, an increase of $299,000, or 11.6%, as compared to the same period of the prior fiscal year. The increase was attributable to mortgage servicing income, deposit account service charges, bank card interchange income, loan fees, and increases in the cash value of bank-owned life insurance, partially offset by inclusion in the prior period's results of a $138,000 one-time benefit resulting from the sale of the Company's interest in a LIHTC limited partnership.

Noninterest expense for the three-month period ended June 30, 2017, was $10.8 million, an increase of $2.6 million, or 30.8%, as compared to the same period of the prior fiscal year. The increase was attributable in part to charges related to merger and acquisition activity ($536,000, primarily categorized in legal and professional fees, occupancy, advertising, and compensation and benefits) and charges for the impairment of fixed assets due to the May 2017 flooding of our Doniphan, Missouri, facility ($329,000). The Company also noted increases unrelated to merger and acquisition activity, primarily in the categories of compensation and benefits, provisioning for off-balance sheet credit exposure (a $217,000 charge in the current period as compared to a $67,000 recovery for this item in the year-ago period), charges related to foreclosed and repossessed property (including a charge to reduce the carrying value of foreclosed property), and occupancy. The efficiency ratio for the three-month period ended June 30, 2017, was 65.9%, as compared to 57.4% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended June 30, 2017, was $1.5 million, a decrease of $146,000, or 8.8%, as compared to the same period of the prior fiscal year, attributable primarily to a decrease in the effective tax rate, to 28.9% from 31.0%, combined with a decrease in pre-tax income. The lower effective tax rate was attributed primarily to formation by the Company's bank subsidiary of a Real Estate Investment Trust ("REIT") to hold certain qualified assets in order to minimize state tax liability, partially offset by the inclusion in the current period's results of some non-deductible expenses related to merger and acquisition activity.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share data)	2017	2017	2016	2016	2016

Cash equivalents and time deposits	$31,533	$21,508	$30,865	$21,978	$23,277
Available for sale securities	144,416	134,048	132,116	124,249	129,224
FHLB/FRB membership stock	6,119	6,220	8,256	9,121	8,352
Loans receivable, gross	1,413,268	1,241,120	1,224,828	1,218,228	1,149,244
Allowance for loan losses	15,538	15,190	14,992	14,456	13,791
Loans receivable, net	1,397,730	1,225,930	1,209,836	1,203,772	1,135,453
Bank-owned life insurance	34,329	30,147	30,491	30,282	30,071
Intangible assets	15,390	7,287	7,478	7,657	7,851
Premises and equipment	54,167	46,624	46,371	46,615	46,943
Other assets	24,030	24,220	26,936	26,138	22,739
Total assets	$1,707,712	$1,495,984	$1,492,349	$1,469,812	$1,403,910

Interest-bearing deposits	$1,268,662	$1,133,405	$1,075,792	$1,032,810	$988,696
Noninterest-bearing deposits	186,935	139,095	136,024	134,540	131,997
Securities sold under agreements to repurchase	10,212	17,900	22,542	25,450	27,085
FHLB advances	43,637	51,619	107,502	129,184	110,216
Note payable	3,000	-	-	-	-
Other liabilities	7,335	5,156	5,336	4,156	5,197
Subordinated debt	14,848	14,824	14,800	14,776	14,753
Total liabilities	1,534,629	1,361,999	1,361,996	1,340,916	1,277,944

Common stockholders' equity	173,083	133,985	130,353	128,896	125,966
Total stockholders' equity	173,083	133,985	130,353	128,896	125,966

Total liabilities and stockholders' equity	$1,707,712	$1,495,984	$1,492,349	$1,469,812	$1,403,910

Equity to assets ratio	10.14%	8.96%	8.73%	8.77%	8.97%
Common shares outstanding	8,591,363	7,450,041	7,450,041	7,436,866	7,437,616
Less: Restricted common shares not vested	18,775	33,175	33,175	36,000	36,800
Common shares for book value determination	8,572,588	7,416,866	7,416,866	7,400,866	7,400,816

Book value per common share	$20.19	$18.06	$17.58	$17.42	$17.02
Closing market price	32.26	35.52	35.38	24.90	23.53

Nonperforming asset data as of:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2017	2017	2016	2016	2016

Nonaccrual loans	$2,825	$3,069	$5,572	$4,969	$5,624
Accruing loans 90 days or more past due	401	134	85	54	36
Total nonperforming loans	3,226	3,203	5,657	5,023	5,660
Other real estate owned (OREO)	3,014	3,296	3,310	3,182	3,305
Personal property repossessed	86	37	39	45	61
Total nonperforming assets	$6,326	$6,536	$9,006	$8,250	$9,026

Total nonperforming assets to total assets	0.37%	0.44%	0.60%	0.56%	0.64%
Total nonperforming loans to gross loans	0.23%	0.26%	0.47%	0.42%	0.50%
Allowance for loan losses to nonperforming loans	481.65%	474.24%	265.02%	287.80%	243.66%
Allowance for loan losses to gross loans	1.10%	1.22%	1.22%	1.19%	1.20%

Performing troubled debt restructurings (1)	$10,908	$8,649	$7,673	$7,853	$6,078

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2017	2017	2016	2016	2016

Interest-bearing cash equivalents	$2,482	$1,896	$1,599	$7,730	$8,883
Available for sale securities and membership stock	143,114	141,223	139,183	135,188	134,823
Loans receivable, gross	1,271,705	1,221,642	1,216,607	1,178,067	1,126,630
Total interest-earning assets	1,417,301	1,364,761	1,357,389	1,320,985	1,270,336
Other assets	117,235	119,436	123,287	115,277	109,506
Total assets	$1,534,536	$1,484,197	$1,480,676	$1,436,262	$1,379,842

Interest-bearing deposits	$1,155,547	$1,099,319	$1,043,542	$994,518	$996,760
Securities sold under agreements to repurchase	13,694	24,053	24,323	26,723	29,305
FHLB advances	55,914	71,405	124,834	132,107	80,155
Note payable	1,451	-	-	-	-
Subordinated debt	14,836	14,812	14,788	14,765	14,741
Total interest-bearing liabilities	1,241,442	1,209,589	1,207,487	1,168,113	1,120,961
Noninterest-bearing deposits	145,790	138,667	137,468	133,601	127,687
Other noninterest-bearing liabilities	5,191	3,479	5,874	7,082	7,091
Total liabilities	1,392,423	1,351,735	1,350,829	1,308,796	1,255,739

Common stockholders' equity	142,113	132,462	129,847	127,466	124,103
Total stockholders' equity	142,113	132,462	129,847	127,466	124,103

Total liabilities and stockholders' equity	$1,534,536	$1,484,197	$1,480,676	$1,436,262	$1,379,842

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share data)	2017	2017	2016	2016	2016

Interest income:
Cash equivalents	$8	$13	$4	$4	$7
Available for sale securities and membership stock	895	875	848	851	849
Loans receivable	15,442	14,067	14,229	14,250	13,405
Total interest income	16,345	14,955	15,081	15,105	14,261
Interest expense:
Deposits	2,386	2,111	2,043	1,932	1,903
Securities sold under agreements to repurchase	18	25	25	27	30
FHLB advances	214	224	282	418	341
Note payable	13	-	-	-	-
Subordinated debt	172	163	160	152	149
Total interest expense	2,803	2,523	2,510	2,529	2,423
Net interest income	13,542	12,432	12,571	12,576	11,838
Provision for loan losses	383	376	656	925	817
Securities gains	-	-	-	-	5
Other noninterest income	2,886	2,925	2,702	2,575	2,582
Noninterest expense	10,825	9,564	8,706	9,159	8,273
Income taxes	1,507	1,463	1,735	1,358	1,653
Net income available to common stockholders	$3,713	$3,954	$4,176	$3,709	$3,682

Basic earnings per common share	$0.49	$0.53	$0.56	$0.50	$0.50
Diluted earnings per common share	0.49	0.53	0.56	0.50	0.49
Dividends per common share	0.10	0.10	0.10	0.10	0.09
Average common shares outstanding:
Basic	7,606,000	7,450,000	7,441,000	7,437,000	7,438,000
Diluted	7,635,000	7,479,000	7,467,000	7,466,000	7,468,000

Return on average assets	0.97%	1.07%	1.13%	1.03%	1.07%
Return on average common stockholders' equity	10.5%	11.9%	12.9%	11.6%	11.9%

Net interest margin	3.82%	3.64%	3.70%	3.81%	3.73%
Net interest spread	3.71%	3.55%	3.61%	3.70%	3.63%

Efficiency ratio	65.9%	62.3%	57.0%	60.5%	57.4%